EXHIBIT 10.3

EXECUTION VERSION

SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”), dated November 1, 2015 is made and entered into by and between Joseph E. Milliron (the “Executive”) and Furmanite Corporation (the “Company”):
WHEREAS, concurrently with the execution of this Agreement, the Company has entered into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 1, 2015 by and among the Company, Team, Inc. (the “Acquirer”) and TFA, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Acquirer, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of the Acquirer.
WHEREAS, the Executive will retire from employment with the Company effective as of immediately following the execution of the Merger Agreement by all parties thereto on November 1, 2015 (the “Retirement Date”).
WHEREAS, the Executive and the Company are party to the Amended and Restated Change in Control Agreement effective as of January 1, 2009 (the “CIC Agreement”) which is referenced and fully incorporated herein, and made a part of this Agreement for all intents and purposes.
WHEREAS, the Company and the Executive (the “Parties” and each, a “Party”) desire to set forth the terms and conditions of the Executive’s retirement and to agree to certain modifications to the CIC Agreement in this Agreement.
WHEREAS, both Parties have read and understand, and desire and intend to be bound by, the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements contained in this Agreement and other valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:
1.Retirement; Resignation. Effective as of immediately following the execution of the Merger Agreement on the Retirement Date, the Executive hereby retires from employment with the Company and resigns from his position as Chief Executive Officer of the Company and all other positions as an officer, director and/or manager that he holds with the Company or any affiliate of the Company, other than the Executive’s position as a member of the Company’s Board of Directors (the “Board”). The Executive agrees that he shall not resign from the Board prior to the earlier to occur of (a) the closing of the Merger (the “Closing”) and (b) termination of the Merger Agreement in accordance with its terms and shall serve on the Board until such time without the payment of additional compensation.
2.    CIC Agreement. The Company and the Executive agree to treat the Executive’s retirement pursuant to Section 1 as a “Termination of Employment” (as defined in the CIC Agreement) for purposes of the CIC Agreement and, in connection with such Termination of Employment, the Company agrees to pay or provide to the Executive, in full satisfaction of the

Company’s obligations under Sections 3.1, 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.2(e) of the CIC Agreement, the severance payments and benefits set forth on Exhibit A to this Separation Agreement. For the avoidance of doubt, Section 3.2(f) and 3.3 of the CIC Agreement are not modified by this Agreement.
3.    Accrued Obligations. The Company shall pay to the Executive all accrued but unpaid base salary and all earned but unused vacation time through the Retirement Date on the next regularly scheduled payroll date following the Retirement Date.
4.    Withholding; Exclusive Severance Benefits. The Company’s payment of the compensation described in Section 3 and Section 4 is subject to applicable federal, state and local income and payroll tax withholding. The Executive shall have no right to any further payments or benefits from the Company or any of its affiliates other than as set forth in this Separation Agreement and the Consulting and Release Agreement between the Company and the Executive dated as of the date hereof, however calculated or paid, including bonuses, commissions, incentive compensation, contributions to the Company’s 401(k) plan and perquisites.
5.    Certification. The Executive agrees to cooperate with the Company, in a manner consistent with past practice, to sign, if true, a Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 in respect of the Quarterly Report on Form 10-Q of the Company for the calendar quarter ended September 30, 2015, in substantially the same form as the certification signed by the Executive in respect of the Quarterly Report on Form 10-Q for the calendar quarter ended June 30, 2015.
6.    Return of Company Property. The Executive will promptly return to the Company all originals and copies of all documents and information in any form relating to the business of the Company or any of its affiliates by January 31, 2016, or such later date as is mutually agreed by the Parties.
7.    Governing Law, Venue and Disputes Relating to Agreement. This Agreement shall be governed by Texas law, except to the extent preempted by federal law, with venue for any claims arising under this Agreement or the CIC Agreement to be filed (a) so long as the Executive resides in Texas, in the courts of the county in which Executive resides or (b) if Executive does not reside in Texas, the courts of Harris County, Texas. This Section 7 shall supersede and replace Sections 9.5 and 9.11 of the CIC Agreement.
8.    Entire Agreement. This Agreement, together with the CIC Agreement (as modified by this Agreement), and the concurrently-executed Consulting and Release Agreement, constitute the entire understanding and agreement of the Parties, and supersede all prior understandings and agreements, if any, among or between the Parties with respect to the termination of the Executive’s employment and the severance compensation and benefits due to the Executive. The Executive acknowledges and he agrees that he shall be entitled to no severance payments or benefits under any agreement, plan, program, or policy of the Company and its affiliates, except as set forth in the CIC Agreement, as modified by Section 3 and Exhibit A. There are no representations, agreements, arrangements or understandings, oral or written, concerning the Executive’s termination of employment and the severance compensation and benefits due to the Executive between the Parties that are not fully expressed or incorporated by reference in this Agreement, the CIC Agreement (as modified by this Agreement), and the Consulting and Release Agreement. Notwithstanding the foregoing, any existing agreements between Executive and the Company or any of its subsidiaries or affiliates with respect to confidentiality, proprietary information, inventions, non-competition or non-solicitation, including without limitation the Proprietary Information, Inventions and Non-Solicitation Agreement by and between the Company and the Executive dated as of August 8, 2005, shall remain in full force and effect.
9.    Amendments. Any modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement shall be binding only if evidenced in writing signed by each Party. This Agreement cannot be changed or terminated orally, but may be changed only through a written document executed by both Parties.
10.    Severability. If any term of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid, unconscionable or unenforceable, the remaining provisions will remain effective and legally binding, and the illegal, invalid, unconscionable or unenforceable term shall be deemed not to be a part of this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

FURMANITE CORPORATION

By:	/s/ Jeffery G. Davis
Name:	Jeffery G. Davis
Title:	Interim Executive Chairman

EXECUTIVE

/s/ Joseph E. Milliron
Joseph E. Milliron

[Separation Agreement Signature Page]

EXHIBIT A
Severance Payments and Benefits

Outstanding Equity Awards
In full satisfaction of Section 3.1 of the CIC Agreement, each outstanding award of stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”) held by the Executive as of the Retirement Date will become fully earned and vested on the Retirement Date, with PSUs vesting at the maximum performance level. Schedule 1 below sets forth the number of stock options, RSUs and PSUs held by the Executive as of the Retirement Date, the timing of payment for delivery of shares underlying the awards of RSUs and PSUs, and the expiration date for each award of stock options.

Cash Severance Payment
In full satisfaction of Sections 3.2(a), 3.2(b), 3.2(d) and 3.2(e) of the CIC Agreement, the Company shall pay a cash severance payment of $1,583,000 to the Executive, in a lump sum on the first business day which is more than six (6) months following the Retirement Date, which lump sum shall, for the avoidance of doubt, be subject to Section 3.2(f) of the CIC Agreement.

Medical Coverage Reimbursements
In full satisfaction of Section 3.2(c) of the CIC Agreement, the Company shall pay to the Executive:
(1) A cash payment of $45,000 in a lump sum promptly, but in no event more than ten (10) days, following the Retirement Date, and
(2) For the period commencing eighteen (18) months following the Retirement Date and ending thirty-six (36) months following the Retirement Date, a monthly cash payment equal to $2,500 payable on the first day of each calendar month.

A-1

SCHEDULE 1
Stock Options

Grant Date	Number of Underlying Shares	Exercise Price	Expiration Date
May 9, 2012	21,374	$6.89	The earliest to occur of (i) sixty (60) days following the closing of the Merger, (ii) May 1, 2016 and (iii) the expiration of the original term of the applicable stock option.
May 13, 2014	16,105	$10.85
December 23, 2014	125,000	$7.61

RSUs

Grant Date	Number of Underlying Shares	Payment Schedule
May 13, 2014	6,165	Promptly, but in no event more than ten (10) days, following the Retirement Date.
July 31, 2015	16,296

PSUs

Grant Date	Number of Shares Underlying PSUs (at Maximum Performance Level)	Payment Schedule
May 9, 2013	9,482	Promptly, but in no event more than ten (10) days, following the Retirement Date.
May 13, 2014	9,247
July 31, 2015	73,332

A-2